Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares of Abengoa Yield plc, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 24, 2015.

ABENGOA, S.A.

By:	/s/ Santiago Seage Medela
Name: Santiago Seage Medela
Title: Chief Executive Officer

ABENGOA CONCESSIONS, S.L.

By:	/s/ Santiago Seage Medela
Name: Santiago Seage Medela
Title: Chairman of the Board

ABENGOA SOLAR, S.A.

By:	/s/ Armando Zuluaga Zilberman
Name: Armando Zuluaga Zilberman
Title: Chief Executive Officer

ABENGOA CONCESSIONS INVESTMENTS LIMITED

By:	/s/ Santiago Seage Medela
Name: Santiago Seage Medela
Title: President and Chief Executive Officer